EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-194861, 333-188354, 333-184519, 333-173357, and 333-171958) on Form S-3 and (Nos. 333-198175, 333-198174, 333-188353, 333-175740, and 333-171959) on Form S-8, of Triangle Petroleum Corporation of our reports dated April 13, 2015, with respect to the consolidated balance sheets of Triangle Petroleum Corporation and subsidiaries as of January 31, 2015 and 2014, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 annual report on Form 10-K of Triangle Petroleum Corporation.

(signed) KPMG LLP

Denver, Colorado
April 13, 2015